Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the GATX Corporation Hourly Employees Retirement Savings Plan of our reports dated August 7, 2007, with respect to the consolidated financial statements of GATX Corporation, GATX Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of GATX Corporation, included in the Current Report (Form 8-K) dated August 9, 2007, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
August 14, 2007